May 6, 1996

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

RE: CHANGE IN REGISTRANTS CERTIFYING ACCOUNTANT
    CENTURY TECHNOLOGIES, INC.
    COMMISSION FILE NO. 0-20236

Gentlemen:

We were previously principal accountants for Century Technologies, Inc. and on September 22, 1995 we reported on the financial statements of Century Technologies, Inc. as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994. On April 11, 1996 we were dismissed as principal accountants of Century Technologies, Inc. We have read Century Technologies, Inc. statements included under Item 4 of its Form 8-K for May 6, 1996, and we agree with such statements.

Very truly yours,

AJ. ROBBINS, P.C.

by: /s/ AJ. ROBBINS
   --------------------------
        AJ. Robbins, C.P.A.

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